Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Holdings, Inc. Reports Third Quarter 2011 Results

PITTSBURGH, PA – October 19, 2011 - Mastech Holdings, Inc. (NYSE Amex: MHH – News), a national provider of Information Technology and Specialized Healthcare staffing services, announced today its financial results for the third quarter ended September 30, 2011.

Third Quarter Results:

Revenues for the quarter were $23.5 million which represented a 24% increase over the corresponding quarter last year. Gross profit in the 2011 quarter totaled $4.6 million or approximately $1.0 million greater than those achieved during the third quarter of 2010. Gross margins of 19.8% were better than the 19.3% generated last year. Consolidated net income for the third quarter 2011 totaled $441,000 or $0.12 per diluted share, compared to $187,000 or $0.05 per diluted share, in the same period last year.

Despite a significant amount of economic uncertainty during the third quarter, our business activity levels remained stable. Demand for our IT staffing services was higher than the previous quarter and our healthcare staffing business continued to achieve sequential revenue growth for the fifth consecutive quarter.

Kevin Horner, Chief Executive Officer of Mastech stated, “I’m pleased to report that during the quarter we grew total revenues by 6.2% sequentially and delivered an earnings per share performance that was $0.02 per diluted share better than second quarter 2011’s results. This solid performance reflects operating leverage opportunities in our cost structure and improvements in operating efficiencies, as selling, general and administrative expenses declined to 16.7% of revenues.”

Commenting on the Company’s financial position, Jack Cronin, Chief Financial Officer, stated, “Our balance sheet remains strong with $5.6 million of cash on hand and no outstanding debt. During the quarter we amended our credit facility with PNC Bank which was set to expire on October 15, 2011. The amended facility increases our maximum borrowing capacity to $19 million and extends the term of the agreement through August 31, 2014.”

In conjunction with its third quarter earnings release, Mastech will host a conference call at 9:00 A. M. EDT on October 19, 2011 to discuss these results and to answer questions. A live webcast of this conference call will be available on the company’s website, www.mastech.com. Simply click on the Investor Relations section and follow the links to the live webcast. The webcast will remain available for replay through October 26, 2011.

About Mastech Holdings, Inc.:

Leveraging the power of over 20 years of IT experience, Mastech (NYSE Amex: MHH) provides Information Technology Staffing services in the disciplines which drive today’s business operations and Specialized Healthcare Staffing services to hospitals and other healthcare facilities. More information about Mastech can be found at Mastech’s website: www.mastech.com.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of revenues, earnings, and cash flow. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2010.

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For more information, contact:

Donna Mascia

Manager, Investor Relations

Mastech Holdings, Inc.

888.330.5497

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	September 30, 2011	December 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$5,614	$6,334
Accounts receivable, net	12,374	9,721
Prepaid and other current assets	1,233	1,395
Deferred income taxes	93	177

Total current assets	19,314	17,627

Equipment, enterprise software and leasehold improvements, net	185	185

Goodwill and intangible assets, net	468	498

Investment in unconsolidated affiliate	—	5

Deferred financing costs, net	81	—

Deferred income taxes	87	82

Total assets	$20,135	$18,397

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,013	$2,695
Accrued payroll and related costs	4,748	3,024
Deferred revenue and other liabilities	361	330

Total current liabilities	7,122	6,049

Total liabilities	7,122	6,049

Shareholders’ equity:
Common stock, par value $0.01 per share	37	37
Additional paid-in capital	10,086	9,962
Retained earnings	3,209	2,349
Treasury stock, at cost	(319)	—

Total shareholders’ equity	13,013	12,348

Total liabilities and shareholders’ equity	$20,135	$18,397

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2011	2010	2011	2010

Revenues	$23,489	$18,869	$65,505	$51,506

Cost of revenues	18,840	15,230	52,574	41,428

Gross profit	4,649	3,639	12,931	10,078

Selling, general and administrative expenses	3,921	3,310	11,516	9,447

Income from operations	728	329	1,415	631

Other income/(expense), net	(18)	(4)	(32)	(18)

Income before income taxes	710	325	1,383	613

Income tax expense	269	138	523	254

Net income	$441	$187	$860	$359

Earnings per share:
Basic	$0.12	$0.05	$0.23	$0.10

Diluted	$0.12	$0.05	$0.23	$0.10

Weighted average common shares outstanding:
Basic	3,657	3,691	3,673	3,667

Diluted	3,755	3,752	3,786	3,742